Exhibit 99.1
FINAL - November 7, 2017
JELD-WEN Announces Third Quarter Results; Updates Outlook for 2017 Revenue and Adjusted EBITDA
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months ended September 30, 2017, and updated its 2017 annual outlook.

Highlights:

•	Net revenues for the third quarter increased 6.3%, bringing the year-to-date total increase in net revenues to 3.5%

•	Net income for the third quarter amounted to $51.3 million and adjusted EBITDA amounted to $128.2 million

•	Adjusted EBITDA for the third quarter increased 8.7%, and adjusted EBITDA margins expanded 20 basis points

•	Diluted earnings per share ("EPS") for the third quarter amounted to $0.47 and adjusted EPS amounted to $0.55

•	Cash flow from operations improved $63.9 million in the first nine months of 2017 and free cash flow improved $94.0 million

•	Full year outlook for net revenue growth increased to 2.0% to 4.0% and adjusted EBITDA outlook range narrowed to $440 million to $450 million

“We are pleased to deliver core revenue growth in all three reporting segments and we are encouraged with the overall demand environment in our markets.  Additionally, we delivered another consecutive quarter of earnings growth and margin expansion, while overcoming the impact of operational headwinds in specific product lines,” said Mark Beck, president and chief executive officer.  “We are enthusiastic about our recent acquisitions, which align to our strategy and are financially accretive.”

Third Quarter 2017 Results
Net revenues for the three months ended September 30, 2017 increased $58.9 million, or 6.3%, to $991.4 million, compared to $932.5 million for the same period last year. The increase was driven by growth in core revenues of 2%, the favorable impact of foreign exchange of 2%, and 3% from the contribution of recent acquisitions. The company defines core revenues to exclude the revenue impact of foreign exchange and acquisitions completed in the last twelve months. Core revenues increased in all three geographic reporting segments. Gross margin increased $22.5 million, or 11.0%, to $228.2 million, compared to $205.7 million for the same period last year. The increase in gross margin was due to profitable core growth, the contribution from recent acquisitions, and a non-recurring charge to material costs incurred in the same period last year, partially offset by operational headwinds from specific product lines. Selling, general, and administrative ("SG&A") expense increased $12.8 million, or 9.9%, to $142.6 million, compared to $129.8 million for the same period last year. SG&A expense as a percentage of net revenues was 14.4% compared to 13.9% for the same period a year ago. The increase in SG&A expense was due to higher legal costs and the impact of recent acquisitions. Other income decreased $10.6 million, resulting in other expense of $2.9 million, due to non-recurring legal settlement income recognized in the same period last year. Net income increased $5.2 million, or 11.3%, to $51.3 million, compared to $46.1 million in the same quarter last year. Adjusted EBITDA increased $10.2 million, or 8.7%, to $128.2 million, compared to $118.0 million in the same quarter last year. Adjusted EBITDA margins expanded 20 basis points in the quarter to 12.9%, from 12.7% in the same quarter a year ago.

EPS for the third quarter was $0.47 and adjusted EPS was $0.55. A comparison of EPS to the same period last year would not be meaningful because of the material change in the company’s capital structure that resulted from its February 2017 initial public offering ("IPO"), as well as the dilutive impact of the primary shares issued in the IPO.
On a segment basis for the third quarter of 2017, compared to the same period last year:

•
North America - Net revenues increased $19.7 million, or 3.6%, to $572.0 million, due to an increase in core revenues of 2% and a 2% contribution from recent acquisitions. The core revenue growth was primarily due to favorable pricing. Excluding the volume impact of the previously announced business rationalization in Florida, the company estimates that North America core revenues would have increased approximately 4%. Adjusted EBITDA increased $3.8 million, or 4.8%, to $82.5 million. Adjusted EBITDA margin expanded by 10 basis points to 14.4%. Margin improvement from profitable core growth was partially offset by operating inefficiencies in the North American windows business.

•
Europe - Net revenues increased $18.2 million, or 7.4%, to $265.1 million, primarily due to a 4% favorable impact from foreign exchange, 2% from the contribution of recent acquisitions, and 1% from core growth. Adjusted EBITDA increased $1.9 million, or 6.2%, to $33.4 million. Adjusted EBITDA margin decreased by 10 basis points to 12.6%. The decrease in adjusted EBITDA margins was primarily due to a timing difference in the U.K. of pricing initiatives lagging material cost inflation.

•
Australasia - Net revenues increased $21.0 million, or 15.7%, to $154.3 million, primarily due to the contribution from recent acquisitions of 8%, core growth of 4%, and 4% from the favorable impact of foreign exchange. Adjusted EBITDA increased $5.1 million, or 28.4%, to $22.9 million. Adjusted EBITDA margin expanded by 140 basis points to 14.8%.

Year-to-Date 2017 Results
Net revenues for the nine months ended September 30, 2017 increased $94.3 million, or 3.5%, to $2.788 billion, compared to $2.694 billion for the same period last year. The increase was primarily driven by core revenue growth of 2% and the contribution from recent acquisitions of 2%. Gross margin increased $73.6 million, or 12.9%, to $642.5 million, compared to $568.9 million for the same period last year. The increase in gross margin was due to profitable core growth and cost savings initiatives. Net income decreased $14.5 million, or 12.2%, to $104.5 million, compared to $119.0 million in the same period last year. The decrease in net income was primarily due to the tax benefit associated with a net valuation allowance release of approximately $26.3 million in the third quarter of 2016, increased legal costs in 2017, and the write-off of deferred financing fees in the first quarter of 2017. Adjusted EBITDA increased $42.6 million, or 14.6%, to $334.5 million, compared to $291.9 million in the same period last year. Adjusted EBITDA margins expanded 120 basis points to 12.0%, from 10.8% in the same period a year ago.

Balance Sheet and Cash Flow
Cash and cash equivalents as of September 30, 2017 were $219.5 million, compared to $102.7 million as of December 31, 2016. Total debt as of September 30, 2017 was $1.251 billion, compared to $1.620 billion as of December 31, 2016. On February 1, 2017, the company received net proceeds from its IPO of $472.4 million and used a portion of these proceeds to repay $375.0 million of debt. In conjunction with the debt repayment in the first quarter, the company wrote off $7.0 million of original issue discount and deferred financing fees.
Cash flow from operations improved $63.9 million in the first nine months of 2017 to $174.1 million, from $110.2 million in the same period last year. Free cash flow improved $94.0 million in the first nine months of 2017 to $141.7 million, from $47.7 million in the same period last year. Additionally, during the first nine months of 2017, the company invested a total of $123.7 million in recently closed acquisitions.

Updated Annual Outlook for 2017
For full year 2017 compared to full year 2016, the company now expects net revenue growth of 2.0% to 4.0%, compared to the previous range of 1.5% to 3.5%. The revised outlook for net revenue growth reflects recently closed acquisitions and is based on an assumption of continued favorable demand drivers in the company's key geographic end markets.
The company's outlook for 2017 adjusted EBITDA is now $440 million to $450 million, compared to the previous range of $440 million to $460 million, and 2016 actual adjusted EBITDA of $393.7 million. The revised outlook for adjusted EBITDA reflects the expected contribution from recent acquisitions, offset by the impact of the operational headwinds described above, as well as investments expected in the fourth quarter of 2017 in preparation for incremental new North American retail business expected to begin in early 2018.
Capital expenditures are now expected to be in the range of $60 million to $70 million, reduced from the previous range of $80 million to $90 million.
“Looking forward into 2018, we expect that our revenue growth will be supported by constructive end market demand and our recent acquisitions," stated Beck. "We are confident that our JEM initiatives will continue to drive annual margin improvement of 100 to 150 basis points from both cost savings initiatives and core growth. We will also remain disciplined as we continue to pursue our healthy pipeline of M&A opportunities."

Conference Call Information
JELD-WEN management will host a conference call today, November 7, 2017, at 8 a.m. EST, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13672179. The replay will be available until 11:59 p.m. EST on November 21, 2017.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating over 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
John Linker
SVP, Corporate Development and Investor Relations
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, our outlook for 2017, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2017 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; no changes in foreign currency exchange and tax rates; favorable interest expense due to the recent debt reduction; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income, eliminating the impact of the following items: loss from discontinued operations, net of tax; gain (loss) on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation income (loss); other non-cash items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, and iii) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. All such items are tax-effected at our estimated annual effective tax rate of approximately 26.9%.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

Adjustments to Previously Reported Financial Information

During the third quarter ended September 30, 2017, we identified and corrected errors related to the allocation of certain expenses between cost of sales and selling, general and administrative expenses that occurred in previous periods. The amounts are not material to the periods impacted, and we have elected to revise our previously issued consolidated financial statements in our upcoming filings to correct the prior periods. The cumulative impact of the corrections for the three and nine months ended September 24, 2016 was an increase in cost of sales and a decrease in selling, general and administrative expenses of $5.1 million and $12.1 million, respectively. The corrections had no impact on operating income, net income, cash flows or adjusted EBITDA. In addition, the financial information for three and nine months ended September 24, 2016 presented below has been corrected as previously disclosed. Please refer to our Form 10-Q for the three and nine month periods ended September 30, 2017 for additional details.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	September 30, 2017	September 24, 2016	% Variance
Net revenues	$991.4	$932.5	6.3%
Cost of sales	763.2	726.8	5.0%
Gross margin	228.2	205.7	11.0%
Selling, general and administrative	142.6	129.8	9.9%
Impairment and restructuring charges	2.3	3.9	(42.7)%
Operating income	83.3	71.9	15.9%
Interest expense, net	17.2	18.5	(7.3)%
Other expense (income)	2.9	(7.7)	NM
Income before taxes, equity earnings and discontinued operations	63.2	61.1	3.5%
Income tax expense	13.0	13.5	(3.2)%
Income from continuing operations, net of tax	50.2	47.6	5.4%
Equity earnings of non-consolidated entities	1.1	1.2	(10.3)%
Loss from discontinued operations, net of tax	—	(2.7)	NM
Net income	$51.3	$46.1	11.3%
Other financial data:
Adjusted EBITDA(1)	$128.2	$118.0	8.7%
Adjusted EBITDA Margin	12.9%	12.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Nine Months Ended
	September 30, 2017	September 24, 2016	% Variance
Net revenues	$2,787.9	$2,693.6	3.5%
Cost of sales	2,145.4	2,124.7	1.0%
Gross margin	642.5	568.9	12.9%
Selling, general and administrative	433.7	395.9	9.6%
Impairment and restructuring charges	4.0	9.0	(55.6)%
Operating income	204.7	164.0	24.8%
Interest expense, net	61.6	53.7	14.7%
Other expense (income)	8.3	(9.0)	NM
Income before taxes, equity earnings and discontinued operations	134.8	119.3	13.1%
Income tax expense (benefit)	33.0	(0.1)	NM
Income from continuing operations, net of tax	101.9	119.4	(14.7)%
Equity earnings of non-consolidated entities	2.6	2.5	7.3%
Loss from discontinued operations, net of tax	—	(2.8)	NM
Net income	$104.5	$119.0	(12.2)%
Other financial data:
Adjusted EBITDA(1)	$334.5	$291.9	14.6%
Adjusted EBITDA Margin	12.0%	10.8%

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	September 30, 2017	December 31, 2016
Consolidated balance sheet data:
Cash, cash equivalents	$219.5	$102.7
Accounts receivable, net	529.4	407.2
Inventories	398.5	334.6
Total current assets	1,180.1	875.4
Total assets	2,965.3	2,530.1
Accounts payable	264.1	188.9
Total current liabilities	610.6	512.8
Total debt	1,251.2	1,620.0
Redeemable convertible preferred stock	—	151.0
Total shareholders’ equity	884.7	56.0

	Nine Months Ended
Statement of cash flows data:	September 30, 2017	September 24, 2016
Net cash flow (used in) provided by:
Operating activities	$174.1	$110.2
Investing activities	(153.5)	(141.6)
Financing activities	85.8	(17.4)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net income	$51.3	$46.1	$104.5	$119.0
Income from discontinued operations, net of tax	—	2.7	—	2.8
Equity earnings of non-consolidated entities	(1.1)	(1.2)	(2.6)	(2.5)
Income tax expense (benefit)	13.0	13.5	33.0	(0.1)
Depreciation and intangible amortization	27.6	25.5	80.6	77.5
Interest expense, net(1)	17.2	18.5	61.6	53.7
Impairment and restructuring charges	2.3	3.9	4.0	12.1
(Gain) loss on sale of property and equipment	(0.1)	0.1	(0.2)	(3.3)
Stock-based compensation expense	5.1	5.1	15.8	15.8
Non-cash foreign exchange transaction/translation loss	(1.8)	0.4	5.3	7.2
Other non-cash items(2)	0.5	0.1	0.5	3.1
Other items(3)	14.3	3.3	31.6	6.5
Costs relating to debt restructuring and refinancing	—	—	0.3	—
Adjusted EBITDA(4)	$128.2	$118.0	$334.5	$291.9

(1)	For the nine months ended September 30, 2017, interest expense includes the write-off of $7.0 million of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Other non-cash items include: (i) in the three and nine months ended September 30, 2017, charges of $0.4 million for Mattiovi PPA inventory valuation adjustment; and (ii) in the nine months ended September 24, 2016, (1) $2.6 million out-of-period charge for European warranty liability adjustment, and (2) charges of $0.4 million for Trend PPA inventory valuation adjustment.

(3)
Other items not core to business activity include: (i) in the three months ended September 30, 2017, (1) $9.1 million in legal costs, (2) $2.7 million in realized loss on hedges (3) $1.4 million in acquisition costs and (4) $0.3 million in secondary offering costs; (ii) in the three months ended September 24, 2016, (1) $2.1 million professional fees related to the IPO process, (2) $0.5 million in acquisition costs and (3) $0.2 million in legal costs associated with disposal of non-core properties in Europe; (iii) in the nine months ended September 30, 2017, (1) $24.9 million in legal costs, (2)$2.7 million in realized loss on hedges, (3) $1.4 million in acquisition costs, (4) $1.3 million secondary offering costs, (5) $0.8 million in legal entity consolidation costs, (6) $0.3 million in IPO costs and (7) $(2.2) million gain on settlement of contract escrow; (iv) in the nine months ended September 24, 2016, (1) $2.4 million of professional fees related to IPO process, (2) $1.5 million in acquisition costs, (3) $0.4 million in Dooria plant closure costs, (4) $0.3 million related to a legal settlement accrual for CMI, and (5) $0.2 million in legal costs associated with disposal of non-core properties in Europe.

(4)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

Three Months Ended
(amounts in millions, except share and per share data)	September 30, 2017
Net income	$51.3
Legal and professional fees	7.9
Non-cash foreign exchange transactions/translation loss	(1.3)
Impairment and restructuring charges	1.7
Adjusted net income	$59.6

Diluted net income per share	$0.47
Legal and professional fees	0.07
Non-cash foreign exchange transactions/translation loss	(0.01)
Impairment and restructuring charges	0.02
Adjusted net income per share	$0.55

Diluted shares	108,962,240
NOTE: All adjustments to net income and net income per share are tax-effected at our estimated annual effective tax rate of approximately 26.9%

	Nine Months Ended
	September 30, 2017	September 24, 2016
Net cash provided by operating activities	$174.1	$110.2
Less capital expenditures	32.4	62.5
Free cash flow	$141.7	$47.7

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 30, 2017	September 24, 2016
Net revenues from external customers			% Variance
North America	$572.0	$552.2	3.6%
Europe	265.1	246.9	7.4%
Australasia	154.3	133.4	15.7%
Total Consolidated	$991.4	$932.5	6.3%
Adjusted EBITDA(1)
North America	$82.5	$78.7	4.8%
Europe	33.4	31.4	6.2%
Australasia	22.9	17.8	28.4%
Corporate and unallocated costs	(10.6)	(10.0)	5.9%
Total Consolidated	$128.2	$118.0	8.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Nine Months Ended
	September 30, 2017	September 24, 2016
Net revenues from external customers			% Variance
North America	$1,607.7	$1,579.9	1.8%
Europe	766.3	752.2	1.9%
Australasia	413.9	361.5	14.5%
Total Consolidated	$2,787.9	$2,693.6	3.5%
Adjusted EBITDA(1)
North America	$212.5	$186.2	14.1%
Europe	97.6	90.4	8.0%
Australasia	53.5	41.0	30.5%
Corporate and unallocated costs	(29.1)	(25.7)	13.4%
Total Consolidated	$334.5	$291.9	14.6%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.